Exhibit 99.8


                                    [FORM OF]
                      LETTER FROM BROKERS OR OTHER NOMINEES
                              TO BENEFICIAL OWNERS

                            WHITE RIVER CAPITAL, INC.

                     UP TO 3,500,000 SHARES OF COMMON STOCK
               OFFERED PURSUANT TO A SUBSCRIPTION OFFERING MADE TO
                  SHAREHOLDERS OF UNION ACCEPTANCE CORPORATION


To Our Clients:

     Enclosed for your consideration are "Instructions for Subscribing for Shares of White River Capital, Inc." relating to the subscription offering (the "Subscription Offering") by White River Capital, Inc., an Indiana corporation ("White River"), to the holders of common stock of Union Acceptance Corporation ("UAC") (which will become holders of common stock of White River ("White River Common Stock") upon consummation of the share exchange described in White River's Proxy Statement/Prospectus dated __________ __, 2005 (the "Proxy Statement/Prospectus")). White River is offering to sell up to 3,500,000 shares of White River Common Stock (the "Maximum Offering") upon subscription by the UAC shareholders in the Subscription Offering and to certain standby purchasers. The Subscription Offering is further described in the Proxy Statement/Prospectus.

          You should have received a copy of the Proxy Statement/Prospectus in a separate mailing. If you have not received the Proxy Statement/Prospectus, please call our information agent, Georgeson Shareholder Communications, Inc., toll-free at (877) 278-9677, or, if you are a bank or brokerage firm, at (212) 440-9800.

     Basic Subscription Amount. As described in the Proxy Statement/Prospectus, you may subscribe for the number of whole shares of White River Common Stock equal to your ownership percentage of UAC Common Stock as of April 5, 2005 (the "Record Date") times the total shares being offered to UAC shareholders in the Subscription Offering (the "Basic Subscription Amount") at a subscription price of $10.00 per share (the "Subscription Price").

     White River will issue shares for all validly subscribed for Basic Subscription Amounts, except that the board of directors of White River, at its discretion, may decrease on a pro rata basis the shares allocated for Basic Subscription Amounts if the number of shares required to satisfy Basic Subscription Amounts and required minimum allocations to standby purchasers exceeds the Maximum Offering.

     Oversubscription Amount. You may also subscribe for additional shares (the "Oversubscription Amount") of White River Common Stock available after satisfaction of all subscriptions up to the Basic Subscription Amounts and after the minimum allocation to certain standby purchasers (the "Oversubscription Amount") at the Subscription Price. If there are insufficient shares to satisfy all Oversubscription Amounts, available shares, if any, will be allocated pro rata among all the subscribers subscribing for Oversubscription Amounts, and each subscriber subscribing for Oversubscription Amounts will be allocated the portion of the total shares available for Oversubscription Amounts equal to the subscriber's ownership percentage of UAC common stock on the Record Date as a percent of the aggregate ownership percentages of all shareholders seeking
Oversubscription Amount allotments. If you plan to subscribe for an Oversubscription Amount, you must do so at the time you subscribe for the Basic Subscription Amount, and you must subscribe for your full Basic Subscription Amount in order to subscribe for an Oversubscription Amount.

     Subscription  Limit.   Without  the  written  consent  of  White  River,  a
subscriber may not subscribe for an Oversubscription Amount to the extent such subscription would cause its beneficial ownership percentage of White River Common Stock after completion of the Subscription Offering to exceed the greater of (1) 4.9% of the White River Common Stock outstanding and (2) the percent equal to the shareholder's ownership percentage in UAC common stock on the Record Date (the "Subscription Limit").
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     Transfer of Subscription Opportunity. If you own less than 5% of UAC common stock (or White River Common Stock after the share exchange), you may transfer some or all of your subscriptions only to your Affiliate or Related Party. To do so, you must provide us with appropriate instructions for transfer and certify that the transferee is your Affiliate or Related Party. These terms are defined in the accompanying "Instructions for Subscribing for Shares of White River
Capital,   Inc."  The  transfer   procedure  requires  us  to  arrange  for  the
Subscription Agent to deliver a Subscription Agreement to your transferee. This procedure takes time and, therefore, you should act promptly if you want to transfer your subscription opportunity.

     Request for Instructions. We are forwarding the enclosed materials to you as the beneficial owner of the shares of UAC Common Stock (or White River Common Stock after the share exchange) held by us in your account but not registered in your name. Subscriptions and transfers of your subscription opportunity may be made only by us as the record holder and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of White River Common Stock or transfer any subscription opportunity to which you are entitled pursuant to the terms and subject to the conditions set forth in the Proxy Statement/Prospectus sent to you under separate cover and the enclosed "Instructions for Subscribing for Shares of White River Capital, Inc." However, we urge you to read these documents carefully before instructing us to subscribe or transfer your opportunity to subscribe.

     If you wish to subscribe, you must certify your aggregate beneficial (economic) ownership interest in UAC common stock (and White River Common Stock after the share exchange) in your instruction letter to us, so that we may certify this information on your behalf to White River and the subscription agent for the offering.

     You should forward your instructions to us as promptly as possible to permit us to subscribe on your behalf in accordance with the provisions of the offering described in the Proxy Statement/Prospectus. The offering will expire at 5:00 P.M. Eastern Daylight Time on ___________, 2005, unless the offering is extended by White River. Once you have subscribed, you may not revoke your subscription.

     If you wish to have us, on your behalf, subscribe for any shares of the White River Common Stock to which you are entitled or transfer your opportunity to subscribe, please so instruct us by completing, executing and returning to us the instruction form on the reverse side of this letter.

     If you have any questions or need assistance concerning the subscription offering or the enclosed materials, please call the Information Agent for the subscription offering, Georgeson Shareholder Communications, Inc. Their toll-free telephone number is (877) 278-9677. Banks and brokerage firms please call (212) 440-9800.